Exhibit 99.1

The Board of Directors assigned the Compensation Committee with the task of integrating specific performance based metrics with the HopFed Bancorp, Inc. 2015 Long Term Incentive Plan (“HFBC Plan”). The change in compensation policies are being undertaken to ensure that the Company’s compensation practices provide meaningful incentives to Named Executive Officer’s (“NEO’s”) while also enhancing shareholder value. In prior years, NEOs received 25% of their base salary in restricted stock grants with no cash bonuses. This practice is intended to increase the NEOs level of equity ownership in the Company and retain NEOs deemed by the Board of Directors to be critical to the Company’s future success.

The Compensation Committee retained Blanchard Consulting Group (“Blanchard”) to assist in identifying a pool of similar financial institutions that the Committee could use as a peer group and to conduct an analysis of the compensation practices for NEOs of those institutions. The Compensation Committee is authorized to engage outside advisors (including compensation consultants and legal counsel) to assist the Committee in achieving its mission and responsibilities. The Compensation Committee assessed the independence of Blanchard, taking into account related factors in accordance with SEC and NASDAQ rules and concluded that the work of Blanchard did not raise any conflict of interest that would prevent the firm from independently advising the Committee.

The Compensation Committee, with Blanchard’s assistance, selected a peer group of 20 publicly traded financial institutions with total consolidated assets between $650 million and $1.2 million at December 31, 2014. The peer group includes bank holding companies located in Kentucky, Tennessee, West Virginia, Ohio, Missouri, Indiana and Illinois. The median size, financial performance, and financial condition of these institutions were analyzed to ensure similarity of business plans and comparability to the Company.

The Compensation Committee developed the Company’s peer group using metrics utilized by the two largest international proxy advisory groups. A complete summary of the detailed analysis of the NEOs compensation prepared by Blanchard is included in the Company’s 2016 Proxy Statement. The following is a list of the Compensation Committee’s selected peer group:

Ticker	Name	Ticker	Name
FFMH	First Farmers and Merchants Corporation	YCP	Your Community Bankshares, Inc.
HWBK	Hawthorn Bancshares	KTYB	Kentucky Bancshares, Inc.
FMNB	Farmers National Banc Corp	CFCB	Centrue Financial Corporation
MVBR	MVB Financial Corp	CHBH	Croghan Bancshares Inc.
LCNB	LCNB Corp	OVBC	Ohio Valley Banc Corp.
SMBC	Southern Missouri Bancorp, Inc.	NWIN	NorthWest Indiana Bancorp
PBIB	Porter Bancorp, Inc.	FSFG	First Savings Financial Group, Inc.
AVNU	Avenue Financial Holdings, Inc.	SBFG	SB Financial Group, Inc.
FMAO	Farmers and Merchants Bancorp, Inc.	MBCN	Middlefield Banc Corp

The tables below include the 2015 base salary for the NEOs, any bonus paid in 2015 and a three year average of equity awards granted in 2012 to 2014. All other compensation represents the Company’s 401(K) match, life insurance premiums, country club dues, Company car and Director fees for Messrs. Peck and Woolfolk. For Mr. Peck, this amount includes $8,859 in fees paid by the Company for the Bank’s use of a building Mr. Peck owns.

The table below summarizes the compensation comparison of the Company’s Chief Executive Officer as compared to the Company’s compensation peer group:

	Salary	Bonus	Cash Comp	Total Equity	Direct Comp	Total Comp
25th percentile	$273,022	39,031	316,071	—	340,209	409,724
50th percentile	295,818	70,892	378,177	11,803	422,668	517,629
75th percentile	388,825	103,000	470,417	36,195	507,647	621,132
John Peck, HFBC	$316,098	—	316,096	63,559	379,655	444,824
Peck, Percentile	61%	—	14%	86%	44%	34%

The table below summarizes the compensation comparison of the Company’s Chief Operating Officer as compared to comparable information reported by the Company’s compensation peer group:

	Salary	Bonus	Cash Comp	Total Equity	Direct Comp	Total Comp
25th percentile	$178,255	19,289	214,295	—	220,834	272,614
50th percentile	202,203	42,029	244,946	7,057	250,736	357,326
75th percentile	284,538	79,889	370,260	25,477	383,199	443,523
Mike Woolfolk, HFBC	$236,888	—	236,888	38,539	275,427	312,232
Peer percentile	60%	—	42%	92%	57%	45%

The table below summarizes the compensation comparison of the Company’s Chief Financial Officer as compared to comparable information reported by the Company’s compensation peer group:

	Salary	Bonus	Cash Comp	Total Equity	Direct Comp	Total Comp
25th percentile	$170,967	15,249	190,223	—	196,426	225,475
50th percentile	184,494	29,986	225,589	3,498	225,589	256,238
75th percentile	192,573	48,962	239,572	16,640	257,891	280,116
Billy Duvall, HFBC	$194,964	—	194,964	31,720	226,684	244,842
Peer percentile	78%	—	30%	95%	56%	42%

The table below summarizes the compensation comparison of the Company’s Chief Credit Officer as compared to comparable information reported by the Company’s Compensation peer group:

	Salary	Bonus	Cash Comp	Total Equity	Direct Comp	Total Comp
25th percentile	$160,128	18,514	200,144	5,254	203,939	228,941
50th percentile	172,167	32,571	225,937	13,860	250,128	270,145
75th percentile	200,853	43,575	243,978	30,170	289,428	299,855
Mike Foley, HFBC	$191,100	—	191,100	30,490	224,590	242,528
Peer percentile	71%	—	14%	78%	40%	34%

The Compensation Committee will place additional requirements for NEOs that receive restricted stock awards under the HFBC Plan. The Compensation Committee has made the following policy revision for NEOs receiving future restricted stock awards:

•	All future incentive awards to NEOs will include claw back provisions in the event of material misstatements of the Company’s financial statements which require a material restatement of our Consolidated Financial Statements. The NEO participating in the HFBC Plan may be required to refund the Company for any cash bonus received and restricted stock award granted if the receipt of that award was achieved by financial results that were materially misstated and required a restatement of the Company’s audited financial statements.

•	All NEOs will be required to own a minimum amount of the Company’s common stock to qualify for restricted stock awards. The President and Chief Executive Officer (“CEO”) must own HFBC common stock with a value equal to 1.5 times the CEO’s annual base salary. The Company’s Executive Vice President (“EVP”) must own HFBC common stock with a value equal to 1.25 times of the EVP’s annual base salary. All Senior Vice Presidents (“SVP”) must own HFBC common stock with a value equal to 1.0 times of the SVP’s annual base salary. All current NEOs are in compliance with these ownership requirements with the exception of Mr. Knight, who was appointed Chief Credit Officer on January 16, 2016. Mr. Knight and any newly appointed NEO may participate in the plan under the revised policy and may take up to five years from the date of their appointment as a NEO to achieve this required level of common stock ownership.

•	Incentive awards may be modified, reduced or eliminated by the Compensation Committee based on the Company’s satisfactory level of regulatory performance.

•	Each NEO must receive a satisfactory performance evaluation by the Compensation Committee before any incentive award is granted.

•	The Company’s banking subsidiary must have achieved 70% of the current year’s budgeted net income before any incentive payments are granted.

•	Incentive awards for NEOs will be in the form of restricted stock, with the award vesting over a three year period.

•	The Compensation Committee may award cash bonuses in additional to restricted stock awards to assist the NEOs in meeting federal and state tax requirements related to the awards. Cash awards are discretionary by the Compensation Committee.

•	The Compensation Committee is solely responsible for establishing the criteria and various financial, operational and other targets used to determine incentive payouts. The Compensation Committee will use a proportional approach to calculate incentive payouts for performance that falls in-between each of the above criteria levels.

For the year ending December 31, 2016, the Compensation Committee has selected three financial metrics to determine the level of NCO performance based awards. The Board of Director’s will maintain discretionary authority with a 20% weighting. The metrics chosen and their respective weightings are as follows:

• Return on Average Assets	Weighted 30%

• Non-performing assets / Total Asset Ratio	Weighted 30%

• Efficiency Ratio	Weighted 20%

• Board Discretion	Weighted 20%

Each metric has three levels of payout, a threshold level, a target level and a maximum level of payout. The receive credit for a specific metric, the Company must achieve the threshold level with will equal 10% of the NEO’s base salary. By reaching target level, the payout increases to 25% of base salary and the maximum payout is 40% of base salary. The Board of Directors will receive and approve identified levels of threshold, target and maximum levels each year. We anticipate improved financial performance in future years. Therefore, we anticipate that levels of financial performance required for payouts in future years will be greater than the current period.